                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 ____________

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          EXCEL COMMUNICATIONS, INC.
                               (Name of Issuer)


                    COMMON STOCK, $.001 PAR VALUE PER SHARE
                        (Title of Class of Securities)


                                   300903101
                                (CUSIP Number)

                                  ___________



     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      STEPHEN R. SMITH
      S.S.####-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,979,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,979,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,979,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                   [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      SARAH H. SMITH
      S.S.####-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,979,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,979,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,979,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Austex Enterprises, Ltd.
      Identification Number: 75-2603696
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,979,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,979,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,979,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN

------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Stara Corporation
      Identification Number: 74-2698323
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          8,979,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,979,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,979,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                                    [X]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------

ITEM  1(A).    NAME OF ISSUER:

               EXCEL Communications, Inc.

ITEM  1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               8750 North Central Expressway, Suite 2000, Dallas, Texas  75231

ITEM  2(A).    NAME OF PERSONS FILING:

               Stephen R. Smith
               Sarah H. Smith
               Austex Enterprises, Ltd.
               Stara Corporation

ITEM  2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               16004 Chateau Ave., Austin, Texas  78734

ITEM  2(C).    CITIZENSHIP:

               Stephen R. Smith:           United States
               Sarah H. Smith:             United States
               Austex Enterprises, Ltd.:   Texas limited partnership
               Stara Corporation:          Texas corporation

ITEM  2(D).    TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value per share

ITEM  2(E).    CUSIP NUMBER:

               300903101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM  4.  OWNERSHIP.

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


     (a)  Amount beneficially owned:                       COMMON STOCK
                                                           -------------
          Stephen R. Smith                                  9,979,000
          Sarah H. Smith                                    9,979,000
          Austex Enterprises, Ltd.                          8,979,000
          Stara Corporation                                 8,979,000

     (b)  Percent of class:                                 PERCENTAGE
                                                            ------------
          Stephen R. Smith                                  9.2%
          Sarah H. Smith                                    9.2%
          Austex Enterprises, Ltd.                          8.3%
          Stara Corporation                                 8.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  Not applicable

          (ii)  Shared power to vote or to direct the vote:

                                                            COMMON STOCK
                                                            ------------
                Stephen R. Smith                               9,979,000
                Sarah H. Smith                                 9,979,000
                Austex Enterprises, Ltd.                       8,979,000
                Stara Corporation                              8,979,000

          (iii) Sole power to dispose or to direct the disposition of: Not applicable

          (iv)  Shared power to dispose or to direct the disposition of:

                                                            COMMON STOCK
                                                            ------------
                Stephen R. Smith                               9,979,000
                Sarah H. Smith                                 9,979,000
                Austex Enterprises, Ltd.                       8,979,000
                Stara Corporation                              8,979,000

ITEM  5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable

ITEM  8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable

ITEM  9.  NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable

ITEM 10.  CERTIFICATION.
          Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1997       /s/ STEPHEN R. SMITH
                              ________________________________________
                              Stephen R. Smith

Date:  February 12, 1997       /s/ SARAH H. SMITH
                              ________________________________________
                              Sarah H. Smith

Date:  February 12, 1997      AUSTEX ENTERPRISES, LTD.

                              By:  Stara Corporation, its general partner

                                   By: /s/ STEPHEN R. SMITH
                                      ________________________________
                                           Stephen R. Smith
                                           President

Date:  February 12, 1997      STARA CORPORATION

                              By: /s/ STEPHEN R. SMTIH
                                 _____________________________________
                                            Stephen R. Smith
                                            President


Agreement for Joint Filing
--------------------------

We, the undersigned, hereby express our agreement that this Schedule 13G is filed on behalf of each of us.


Date:  February 12, 1997       /s/ STEPHEN R. SMITH
                              ________________________________________
                              Stephen R. Smith

Date:  February 12, 1997       /s/ SARAH H. SMITH
                              ________________________________________
                              Sarah H. Smith

Date:  February 12, 1997      AUSTEX ENTERPRISES, LTD.

                              By:  Stara Corporation, its general partner

                                   By: /s/ STEPHEN R. SMITH
                                      ________________________________
                                           Stephen R. Smith
                                           President

Date:  February 12, 1997      STARA CORPORATION


                              By: /s/ STEPHEN R. SMITH
                                 ____________________________________
                                           Stephen R. Smith
                                           President